Exhibit 10.26 10

Bitcoin Depot

3343 Peachtree Rd NE Suite 11 M

Atlanta, GA, 30326

678-435-9604

Bitcoindepot.com

March 24, 2020 Mark Smalley 1406 Newman Ave

Lakewood, OH. 44107

Dear Mark:

On behalf of Lux Vending, LLC D.B.A Bitcoin Depot it is my pleasure to extend you an offer of Full-time employment with Bitcoin Depot as AML Compliance Officer contingent on the successful completion of a background check, credit check,motor vehicle report and pre-employment drug screen. Throughout all of our interactions to date, we have been thoroughly impressed with you and your abilities, and we are excited about you joining Bitcoin Depot.

If you accept this offer, you will report to the CEO The starting salary offered for this position is

$115,000 annually, less applicable taxes and deductions, payable in accordance with our standard payroll process. You will also be eligible for an annual bonus of up to 10% of your salary based on your annual performance review for total potential annual earnings of

$126,500.

Your tentative start date will be March 30, 2020 remotely. This offer is not to be considered a contract guaranteeing employment for any specific duration. As an at-will employee, both you and the company have the right to terminate your employment at any time with or without cause. If you do not pass the background check, credit check,motor vehicle report and pre-employment drug screen, this offer of employment will be rescinded.

You will also be eligible to receive certain benefits. Bitcoin Depot’s benefits package includes paid holidays, determined annually by the company, paid-time-off and health benefits, subject to certain restrictions described in our employee handbook and in the benefit plan documents. You are eligible to accrue vacation time determined at 4.62 hours per pay period. This is equivalent to 15 days on an annual basis.

DocuSign Envelope ID: 37518BB8-8704-4DD3-9AA2-D2F4FA75BA78

As a new employee of Bitcoin Depot, you will have an introductory period of 90 calendar days beginning with your first day of work. The introductory period will provide you an opportunity to learn about Bitcoin Depot and to demonstrate your ability to perform your new job efficiently. During this first 90 days, your job performance, hours, attendance and attitude will be carefully monitored and reviewed by your supervisor. At the end of the introductory period, your supervisor will evaluate your performance and make a recommendation concerning continued future employment. Your 90-day introductory period does not create a contract of employment between you and Bitcoin Depot for any period of time. Both before and after the introductory period, your employment with Bitcoin Depot will be “at will,” which means that it is not for a specified period and may be terminated either by you or Bitcoin at any time with or without cause or advance notice.

On your first day of employment, Bitcoin Depot will provide additional information about the company’s objectives, policies, benefit programs, and general employment conditions. To fulfill federal identification requirements, you should bring documentation to support your identity and eligibility to work in the United States. For example, a valid U.S. passport or Alien Registration Receipt Card are acceptable documents to establish both identity and employment eligibility.

Additionally, a current driver’s license or voter’s registration card in addition to a social security card or a certified birth certificate copy will establish identity and eligibility to work. The types of acceptable documentation are listed on the Form I-9 of the U.S. Citizenship and Immigration Services. Please contact Susan Echterhoff, HR Manager, at susan@bitcoindepot.com if you have any questions about which documents are acceptable to verify your identity and eligibility to work in the United States.

If you wish to accept this offer, please return a signed copy of this offer letter by the close of business on March 25, 2020. After that date, the office will have expired. We are pleased to have you join our organization as a member of what we feel is a company that offers each employee an opportunity for personal and professional development. If you have any questions, please do not hesitate to contact Susan Echterhoff, HR Manager, at susan@bitcoindepot.com. I look forward to working with you in the future and hope you will find your employment a rewarding experience.

Sincerely,

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Accepted and Agreed to by:

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EMPLOYMENT AGREEMENT

This Employment Agreement is entered into between Lux Vending, LLC, a Georgia Limited Liability Company (“Employer”) and Mark Smalley (“Employee”) commencing on the anticipated start date of March 30, 2020. Employer and Employee, intending to be legally bound, agree as follows.

1.
Title. Employer agrees to hire Employee for the position of AML Compliance Officer . This agreement creates the relationship of employer and employee and nothing in this agreement shall be construed to create the relationship of a partnership or joint-venture between Employer and Employee. The Employee acknowledges that he is required to submit to a background check and drug screening as a condition of Employment and Employee will provide Employer all necessary information to complete said background check and drug screening.

2.
Duties and Responsibilities Employee shall be responsible for performing such duties as Employer shall assign to Employee from time to time during the term of Employee's employment. It is anticipated that Employee's duties will be focused on the Regulatory and Compliance needs of Employer. Employee shall exert his best efforts and dedicate his full time and attention to performing his duties and responsibilities to Employer. Some examples of these duties and responsibilities are outlined in the job description.

3.
Work for Hire. Employer is entitled to ownership of Employee’s work product produced during Employee’s employment. All copyrights, trade secrets, trademarks, service marks, intellectual property rights, processes, software or Confidential Information (as that term is defined in the Non-Disclosure Agreement attached hereto as Exhibit “A”) associated with any ideas, concepts, techniques, processes, software or works of authorship developed or created by Employee during the course of his employment shall be deemed to be “work made for hire” and shall belong exclusively to Employer. Employee automatically assigns to the Employer, at the time of the creation or development of such work product, all copyright or intellectual property rights in such work product and all right, title and interest in said work product. Employee shall execute and deliver to

Employer all assignments or other instruments as may be requested by Employer in order to evidence the assignment of such rights.

4.
Compensation. Employer shall pay Employee the following compensation:

A.
Base Salary. Employer agrees to pay employee an annual salary in the amount of $115,000 annually, less applicable taxes and deductions, payable in accordance with our standard payroll process.
B.
Bonus. Employer agrees to pay employee up to a 10% annual bonus based on performance.

5.
Paid Time Off. The Employee will be entitled to fifteen (15) days Paid Time Off (PTO) in accordance with the Employer’s Paid Time Off Policies as amended from time to time.

6.
Health Insurance. Employee shall be entitled to participate to the fullest extent permitted by any applicable program guidelines and Federal and State Law, in any health, dental or vision plan adopted from time to time by the Employer upon the same basis and upon meeting the same eligibility requirements as other similarly situated employees. You will be eligible for insurance coverage the first day of the month after a thirty (30) day waiting period from Date of Hire. Employer shall have no obligation to furnish such benefits to Employee if Employee fails to qualify for such coverage in a standard issue policy. All benefits and eligibility requirements are at the sole discretion of Employer and subject to change at the sole discretion of the Employer.

7.
Expenses. The Employee is entitled to reimbursement of certain expenses in accordance with the Employer’s Expense Policies as amended from time to time.

8.
Non-Disclosure, Non-Solicitation and Covenant not to Compete. The Parties agree that Employer has legitimate business interests justifying restrictive covenants. In consideration of Employee’s employment with the Employer, the Parties shall execute the Non-Disclosure Agreement attached hereto as Exhibit “A” and the Covenant Not to Compete, Non-Solicitation and Non-Recruitment Agreement attached hereto as Exhibit “B”.

9.
Application of Georgia Law. This Agreement is governed and construed exclusively by its terms and by the laws of the State of Georgia. The parties submit to the jurisdiction of the federal and state courts located within Fulton County, Georgia.

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Accepted and Agreed to by:

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Exhibit “A”

NON-DISCLOSURE AGREEMENT

Lux Vending, LLC (“Employer”) desires to hire Mark Smalley (“Employee”) to provide services for the Employer. The Employee will obtain customer contacts, customer information, methods of operation, personnel data, and Confidential Information by reason of working for the Employer. The Employer has legitimate business interests justifying restrictive covenants. In consideration of employment with the Employer, the Parties agree as follows.

“Confidential Information” means data and information: (A) relating to the business of the Employer, regardless of whether the data or information constitutes a trade secret as that term is defined in O.C.G.A. § 10-1-761; (B) disclosed to the Employee or of which the Employee became aware of as a consequence of the Employee's relationship with the Employer; (C) having value to the Employer; (D) not generally known to competitors of the Employer; and (E) which includes trade secrets, methods of operation, names of customers, price lists, financial information and projections, route books, personnel data, and similar information, provided, however, that “Confidential Information” does not mean data or information (1) which has been voluntarily disclosed to the public by the employer, except where such public disclosure has been made by the employee without authorization from the employer; (2) which has been independently developed and disclosed by others; or (3) which has otherwise entered the public domain through lawful means.

All Confidential Information disclosed by Employer to Employee must be retained in strict confidence by Employee. Employee shall use Employer’s Confidential Information only for purposes authorized by the Employer. Employee shall not disclose Employer’s Confidential Information to: (1) any other person employed by the Employer unless disclosure is necessary to accomplishing the Employee’s duties and responsibilities to the Employer or (2) to any third-party. The Employee shall not copy or reproduce Employer’s Confidential Information without Employer’s express permission.

Any derivatives of Employer’s Confidential Information whether created by Employer or Employee, remain the sole property of Employer. The Employee shall take all actions necessary to protect Employer’s Confidential Information against any unauthorized disclosure, publication or use. The Employee shall immediately notify Employer of any unauthorized disclosure, publication or use of Employer’s Confidential Information. Upon written request, Employee shall return to Employer all copies, including electronic copies, of Employer’s Confidential Information no later than twenty-four (24) hours after Employer’s written request.

The Employee’s obligations under this Non-Disclosure Agreement remain in effect for so long as the Employer’s Confidential Information remains confidential or a trade secret.

If any provision of this Non-Disclosure Agreement is determined by an arbiter, third-party mediator or court having jurisdiction to be unenforceable to any extent, the rest of that provision and of this Non-Disclosure Agreement will remain enforceable to the fullest extent permitted by law.

Time is of the essence of this Agreement. This Agreement will be construed under the laws of the State of Georgia. Any action seeking to enforce this Agreement may be brought in the Superior Court of Fulton County, Georgia and the Employee consents to the jurisdiction and venue of said court.

Any violation of the restrictive covenants in this Agreement would cause irreparable damage to Employer and monetary damages would provide inadequate remedy to the Employer. The Employer will be entitled to seek temporary and permanent injunctive relief to prohibit additional violations of the restrictive covenants in this Agreement in addition to seeking any award of damages for such violation.

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Accepted and Agreed to by:

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Exhibit “B”

COVENANT NOT TO COMPETE, NON-SOLICITATION AND NON-RECRUITMENT

AGREEMENT

Lux Vending, LLC (“Employer”) desires to hire Mark Smalley (“Employee”) to work as the Employer’s AML Compliance Officer . Employee hereby acknowledges that Employee will, by virtue of Employer's investment of time, training, money and trust, will gain a high level of reputation and public persona as Employer's representative. Employee further acknowledges that he has specialized skills, learning and abilities and that he will enhance those skills by virtue of working with Employer. Employer and Employee agree that Employee shall be a "key employee" of Employer and that Employer has legitimate business interests justifying restrictive covenants. In consideration of employment the Parties agree as follows.

I.
Definitions

“Competitor” means any person or entity that trades virtual currency or operates cryptocurrency kiosks within two years prior to Termination.

“Restricted Territory” is defined as any territory where the Employee is working at the time of Termination or any county in which the Employer operates a virtual currency ATM.

“Termination” means the termination of the Employee's employment with the Employer, whether with or without cause, upon the initiative of either Party.

II.
Covenant Not to Compete

During the Employee’s employment with the Employer and for a period of one-year measured from the date of Termination by the Employer, the Employee shall not provide any client management, operations management, or any other services and activities for a Competitor within the Restricted Territory that are the same or substantially similar to the activities, products and services conducted, authorized, offered or provided by Employer within one year prior to Termination by the Employer. However, if the Employee resigns from employment with the Employer, this covenant shall be effective for two-years from the resignation date of the Employee.

During the Employee’s employment with Employer and for a period of one-year measured from the date of Termination by the Employer, the Employee shall not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be associated with or in any manner connected with, lend his name or any similar name to, lend his credit to or render services or advice to any Competitor within the Restricted Territory that offers the same or similar activities, products and services conducted, authorized, offered or provided by Employer within one year prior to Termination by the Employer. Notwithstanding the foregoing, however, the Employee may buy or sell virtual currency for personal use. However, if the Employee resigns from employment with the Employer, this covenant shall be effective for two-years from the resignation date of the Employee.

III.
Non-Solicitation of Customers

During Employee’s employment with the Employer and for a period of two-years measured from the date Termination, the Employee shall not solicit or attempt to solicit, directly or by assisting others, any business from any of Employer’s customers, including actively seeking prospective customers with whom the Employee had material contact during his term of employment for the purposes of providing, conducting, authorizing or offering the same or similar activities, products and services conducted, authorized, offered or provided by Employer within two years prior to Termination.

IV.
Non-Recruitment of Employees

During Employee’s employment with Employer and for a period of two-years measured from the date of the Employee’s Termination, Employee shall not directly or indirectly, alone or in any capacity, solicit or in any manner attempt to solicit any person or persons employed by agents contracted with Employer with whom the Employee had material contact during his term of employment for purposes of engaging or providing the same similar services to a Competitor.

I.
Miscellaneous

A.
Time. Time is of the essence of this Agreement. In the event the enforceability of any of the terms of this Agreement shall be challenged in court and Employee is not enjoined from breaching any of the restrictive covenants, then if a court of competent jurisdiction finds that the challenged restrictive covenant is enforceable, the time periods will be deemed tolled upon the filing of the lawsuit challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired.

B.
Severability. If any provision of this Agreement is determined by an arbiter or court having jurisdiction to be unenforceable to any extent, the rest of that provision and of this Agreement will remain enforceable to the fullest extent permitted by law.

C.
Heirs, Successors and Assigns. Each and every term in this Agreement will be binding upon and inure to the benefit of the Parties and to the extent permitted by this Agreement, to their respective heirs, legal representatives, successors and assigns.

D.
Governing Law. This Agreement will be construed under the laws of the State of Georgia. Any action seeking to enforce this Agreement may be brought in the Superior Court of Fulton County, Georgia and the Employee consents to the jurisdiction and venue of said court.

E.
Irreparable Harm. Any violation of the restrictive covenants in this Agreement would cause irreparable damage to Employer and monetary damages would provide inadequate remedy to the Employer. Employer will be entitled to seek temporary and permanent injunctive relief to prohibit additional violations of the restrictive covenants in this Agreement in addition to seeking any award of damages for such violation.

F.
Voluntary Agreement. The Parties represent and warrant to each other that they may be or are represented by legal counsel of their choice, are fully aware of the terms contained in this Agreement and have voluntarily and without coercion or duress of any kind entered into this Agreement.

(Signature Page to Follow)

{{COMPANY_SIGNATURE}} {{COMPANY_SIGNATURE_DATE}}

Accepted and Agreed to by:

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